Exhibit 10.4

EXECUTION VERSION

General Electric Company

41 Farnsworth Street

Boston, MA 02210

RE: Channel Agreement

Ladies and Gentlemen:

This agreement (this “Agreement”) is entered into as of July 3, 2017, by and between GENERAL ELECTRIC COMPANY, a New York corporation (“GE”), and BAKER HUGHES, A GE COMPANY, a Delaware corporation (“Newco” and, together with GE, the “Channel Partners”).

Reference is hereby made to that certain Non-Competition Agreement, dated the date hereof, by and between GE and Newco (as amended, restated or otherwise modified from time to time in accordance with the terms thereof, the “Non-Competition Agreement”). Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Non-Competition Agreement.

Newco and GE hereby agree as follows:

1.    Channel Allocation. The Channel Partners hereby agree, subject to the terms and conditions herein, to the following allocation of certain segments and related strategies (collectively, the “Channels”):

a.    For the sale of gas turbines (other than reciprocating engines, such as Jenbacher and Waukesha and developments thereof), steam turbines, ex-Rateau compressors, and the related services, in each case, as set forth on Schedule A (collectively, the “Power Channel”), the responsibility for performing as the Leading Party shall be in accordance with Schedule A;

b.    For the sale of various Industrial Internet of Things software, hardware, hosted services and professional services provided by the GE Digital business unit (“GE Digital”) from time to time, including the offerings to customers of Predix Platform/APM, Wurldtech services, Intelligent Platform Monitoring Services (Advisory Intelligence), the Meridium Platform APM, ServiceMax, Brilliant Manufacturing, Gateway Devices, Cyber-security Products (ATP and Opshield) and GlobalCare Support (collectively, the “GE Digital Offerings”) (the “GE Digital Offerings Channel”), the responsibility for performing as the Leading Party shall be in accordance with Schedule B;

c.    For the sale of technological upgrades and spare parts for the Mark VIe integrated control, protection and monitoring system for generator and mechanical drive applications of gas and steam turbines and its prior models (collectively, the “Legacy Mark VIe”) (the “Mark VIe Controls Products Upgrade Channel”), the responsibility for performing as the Leading Party shall be in accordance with Schedule C;

d.    Newco shall be the Leading Party for the sale of products, parts, equipment, services, technology and systems listed on Schedule D, to the extent, in each case: (i) such products, parts, equipment, services, technology and systems are (A) sold as an individual item or (B) if sold as part of a Solution Offering, constitute at least a majority of the aggregate estimated or projected value of such Solution Offering and (ii) Newco can reasonably demonstrate by ordinary course business documents or systems that, as of the Signing Date (A) GE O&G was engaged in the sale thereof or (B) such products, parts, equipment, services, technology and systems were contemplated or being developed or designed by GE O&G, including, in the case of both clauses (i) and (ii), any reasonably foreseeable enhancements or extensions thereof, including by further investments therein, provided that such enhancements or extensions thereof, including by further investments therein, continue to fall within the description of the applicable product, part, equipment, service, technology and system listed on Schedule D (each, an “O&G Products Channel”);

e.    The specified Additive Activities set forth on Schedule G shall be managed by the Channel Partners in accordance with Schedule G (the “Additives Channel”); and

f.    In the event (i) Newco exercises, prior to the Trigger Date, its right of first offer to purchase all (but not less than all) of the O&G Contractual Obligations pursuant to Section 3(c) or Section 3(e) of the Non-Competition Agreement or (ii) Newco or GE accepts the applicable Channel Seller’s offer to Sell all (but not less than all) of the Channel Contractual Obligations pursuant to Section 3 of this Agreement (collectively, the “Competing Products and Services Channel”), the Channel Partners shall negotiate those terms and conditions of the Channel allocation in respect of the Competing Products and Services Channel to the extent not set forth in the applicable offer notice, in good faith, on an arms’ length basis and consistent with the terms of the applicable offer notice.

2.    Term and Termination.

a.    Channel Terms: Unless the Channel Partners expressly agree otherwise in an amendment to this Agreement, the term of (i) each of the Power Channel, GE Digital Offerings Channel, Mark VIe Controls Products Upgrade Channel and O&G Products Channel shall expire on the Trigger Date and (ii) the Competing Products and Services Channel shall be agreed by the Channel Partners, but in any event, shall expire on or before the Trigger Date.

b.    Agreement Term. This Agreement shall commence on the date hereof and shall terminate automatically upon the expiration of the term of the last Channel remaining in effect. For the avoidance of doubt, and notwithstanding anything to the contrary herein, this Agreement, including each Channel the term of which has not expired, if any, will terminate immediately on the Trigger Date.

c.    Additional Arms’ Length Distribution Arrangements. With respect to any Channel the term of which expires on the Trigger Date but not earlier, prior to the Trigger Date, the Channel Partners shall use their respective good faith efforts to negotiate the terms and conditions of distribution agreements with respect to each such Channel, subject to applicable Law, for a period commencing on the Trigger Date and ending on the second anniversary of the Trigger Date, consistent with the scope of the applicable Channel Policy and with arms’ length pricing and other arms’ length terms.

3.    Channel Competing Business.

a.    Unless otherwise agreed by the Channel Partners, with respect to any Channel Competing Business acquired by any member of the GE Group or Newco Group, as applicable, prior to the Trigger Date, the party who acquired such Channel Competing Business (the “Channel Seller”) shall deliver, as soon as reasonably practicable following the consummation of the acquisition of such Channel Competing Business by the Channel Seller and before the expiration of the applicable Post-Acquisition Period, an written notice (the “Channel Contractual Obligations Offer Notice”) to the other Channel Partner hereunder (the “Channel Buyer”) setting forth (i) the list of the Channel Contractual Obligations of such Channel Competing Business then in effect, (ii) the price for all (but not less than all) of such Channel Contractual Obligations (which such price shall be the fair market value, as reasonably determined by the Channel Seller, taking into consideration, as applicable, the terms upon which the Channel Seller acquired such Channel Competing Business), and (iii) the applicable Channel or Channels, if any, to which the Channel Products will be allocated under this Agreement. The receipt of the Channel Contractual Obligations Offer Notice by the Channel Buyer shall constitute an exclusive offer by the Channel Seller to Sell all (but not less than all) of such Channel Contractual Obligations to the Channel Buyer at the price and on the terms as set forth in the Channel Contractual Obligations Offer Notice (the “Channel Contractual Obligations Offer”). The Channel Contractual Obligations Offer shall remain open and irrevocable for a period of sixty (60) days after receipt of such Channel Contractual Obligations Offer Notice by the Channel Buyer (the “Channel Contractual Obligations Offer Period”). The Channel Buyer shall have, during the Channel Contractual Obligations Offer Period, reasonable access to such Channel Contractual Obligations, subject to a customary confidentiality agreement. If the Channel Buyer accepts the Channel Contractual Obligations Offer at any time prior to the expiration of the Channel Contractual Obligations Offer Period by written notice delivered to, and received by, the Channel Seller, the Channel Partners shall negotiate in good faith, on an arms’ length basis and consistent with the terms of the Channel Contractual Obligations Offer Notice the other terms and conditions (to the extent not otherwise specified in the Channel Contractual Obligations Offer Notice) of (A) the Sale of all (but not less than all) of such Channel Contractual Obligations by the Channel Seller to the Channel Buyer and (B) the segment strategy of serving the customers’ requirements with respect to all (but not less than all) of the related Channel Products of such Channel Competing Business, it being understood that the Channel Buyer shall be the Leading Party for such Channel, and enter into a definitive agreement for such Sale as soon as reasonably practicable thereafter. The Channel Seller and the Channel Buyer shall consummate such Sale of all (but not less than all) of such Channel Contractual Obligations by the Channel Seller to the Channel Buyer as soon as reasonably practicable following the execution of such definitive agreement, and after satisfaction of any applicable Regulatory Conditions. Such Channel Contractual Obligations shall not be subject to the terms and conditions of this Agreement (including, for avoidance of doubt, the allocation and other provisions set forth in the applicable Channel Policies) until the Channel Seller and the Channel Buyer consummate a Sale of all (but not less than all) of such Channel Contractual Obligations, and in the event that the Channel Buyer does not notify the Channel Seller in writing of its desire to purchase all (but not less than all) of such Channel Contractual Obligations prior to the expiration of the Channel Contractual Obligations Offer Period, the terms and conditions of this Agreement shall continue to be inapplicable to such Channel Competing Business and nothing herein shall limit the ability of the Channel Seller to operate such Channel Competing Business.

b.    In the event the Channel Buyer disagrees with the price set forth in the Channel Contractual Obligations Offer Notice, such price shall be determined in accordance with the provisions set forth in Section 3(d) and Section 3(e) of the Non-Competition Agreement mutatis mutandis, as if references to the O&G Contractual Obligations were references to the Channel Contractual Obligations.

4.    Sales Opportunity Commercial Review.

a.    The Channel Partners hereby agree that each Channel Partner’s respective sales teams for the applicable Channel (the “Channel Sales Teams”) shall work to identify third party end-user customer bids, tenders, purchase orders or requests for proposal or similar sales opportunities (collectively, “Sales Opportunities”). The Channel Sales Teams shall meet to discuss the current Sales Opportunities, bidding history, win rate, product offerings of each Channel Partner and other related matters, and review competitive landscape and offerings to determine if there is a need for more competitive solutions, designs, practice or standard modifications or enhancements. The Channel Sales Teams shall seek to agree with respect to the projects or programs that will be approached by the Channel Partners individually or jointly. The Channel Sales Teams shall collaborate in order to determine the most effective execution path (including project management, requisition engineering, installation and commissioning support, product support, and development of operation and maintenance manuals) to offer the most effective solution to the customer and allow one of the Channel Partners to win the Sales Opportunity. Such collaboration shall include leveraging the technology and experience of each Channel Partner (including prior transactional and other relationship experience that a Channel Partner may have with the given customer), supporting the Leading Party in presenting comprehensive solutions to the customer, and coordinating all aspects of the development and details (financial, operational and otherwise) associated with each Sales Opportunity.

b.    Unless otherwise expressly agreed by the Channel Partners, the review of Sales Opportunities shall occur at least once every calendar quarter. A specific Sales Opportunity may be brought by either Channel Partner for a case-by-case exigent review during such other time as the Channel Partners may agree.

5.    Opportunity Based Exceptions. Except to the extent provided in the applicable Channel Policy, (a) in the event the Leading Party elects not to participate in any Sales Opportunity or recognizes, in its reasonable discretion, that the other Channel Partner has a more competitive offering (including price and other commercial considerations such as vendor list requirements, delivery, performance and other technical specifications, including form, fit and function), superior technological expertise or better access to the opportunity, (b) in the event of a change in customer business relationship of the Leading Party that adversely affects such Channel Partner’s ability to continue as the Leading Party, or (c) if during the pre-bid phase, the end-user customer is not interested in a package or solution (whether sold in one or more individual contracts) offered by the Leading Party, or if a package offer made (whether in one or more individual contracts) proves not competitive but the customer is still interested in a “specific product only” bid by a member of the GE Group or a member of the Newco Group, as applicable, then, in each case, the Leading Party shall negotiate in good faith the transfer of such Sales Opportunity to the Channel Partner best positioned to succeed in such Sales Opportunity and the sale of the related products, parts, equipment, services, technology and systems. The leaders of the Channel Sales Teams for the applicable Channel of each Channel Partner shall agree in writing (including by email or otherwise) and coordinate on such transfer.

6.    Proposal Responsibility and Support. Except to the extent provided in the applicable Channel Policy hereto, the Leading Party shall be responsible for the preparation and the content of all budgetary and firm proposals and/or bids in respect of a Sales Opportunity issued by it. To the extent not specifically agreed by the Channel Partners pursuant to a purchase order under the Supply Agreement, if applicable, or provided in the applicable Channel Policy hereto, the applicable Channel Sales Teams shall negotiate in good faith the terms of necessary performance guarantees, subcontracting scope, product development and adaptation required by the applicable Sales Opportunity, which such terms shall be agreed based on such specific Sales Opportunity.

7.    Cooperation and Consultation.

a.    Each Channel Partner (represented by the applicable Senior Sales Leaders) shall continue to monitor the Channel allocations set forth in this Agreement to respond to changes in external and internal environments to best position the Channel Partners in respect of each Channel to effectively serve customers’ requirements. The Channel Partners expect the Channel allocations to be as dynamic as necessary to respond to the changed circumstances, including the following: (i) technological development of the product offerings or additional product offerings of the Channel Partners, including which business funded and has taken the risk for the development of the new technology; (ii) external changes in the either Channel Partner’s segment and their impact on the then current Channels; (iii) changes in either Channel Partner’s business models; (iv) changes and transformations in customer business lines and focus; (v) acquisitions and divestitures of the applicable Channel Partner; (vi) cost efficiencies; (vii) change in the support infrastructure of a Channel Partner in respect of a Channel offering or allocation; and (viii) the preferred approach to be competitive and meeting customer objectives.

b.    Without prejudice to the terms of the Non-Competition Agreement, prior to the Trigger Date, the GE Group and Newco hereby agree to discuss from time to time potential opportunities in the joint pursuit of commercially attractive business initiatives for O&G Products and Services.

8.    Governance. Except as expressly provided in the applicable Channel Policy:

a.    The Channel Partners shall establish in respect of each Channel, no later than fifteen (15) days following the Closing Date, and maintain during the term of each such Channel, a governance council (a “Channel Governance Council”) that will oversee all aspects of the relationship contemplated by such Channel pursuant to this Agreement. With respect to each Channel, each Channel Partner shall, in respect of such Channel, designate four (4) (or such other number as the Channel Partners mutually agree) persons to serve as members of each such Channel Governance Council, which such persons shall be the respective Marketing or Sales Executives and Product Leadership Executives (collectively, the “Senior Sales Leaders”) of the GE Group and Newco (provided that such Senior Sales Leaders of Newco shall not be GE appointed executives) in respect of such Channel and will provide the other Channel Partner with relevant contact information (name, address, telephone number, e-mail address and facsimile number, if any) for such Senior Sales Leaders. Each Channel Partner may, in respect of each Channel, from time to time, substitute another Senior Sales Leader as its designated member of the applicable Channel Governance Council. Notwithstanding the foregoing, the Channel Partners will use good faith efforts to ensure the continuity in office of their respective members of each Channel Governance Council.

b.    From time to time, as required, and at mutually agreed locations or telephonically, each Channel Governance Council shall meet to review the Channel allocations under this Agreement to address any outstanding issues or unresolved disputes arising out of, or related to, the allocation of rights and responsibilities provided for herein. The meetings shall be intended to provide a mechanism for the exchange of information among the Channel Partners and their representatives and review of various Channel allocation activities.

c.    The review, approval or disapproval of all decisions by each Channel Governance Council shall be made by unanimous consent of the members of such Channel Governance Council of each Channel Partner. In addition to coordination of activities to be taken under this Agreement, each Channel Governance Council shall assume any other responsibilities which are mutually agreed upon by the Channel Partners.

d.    Each Channel Governance Council shall have the power to mediate disputes between or among the Senior Sales Leaders of the GE Group and Newco in respect of the applicable Channel. In the event any Channel Governance Council does not reach agreement with respect to any dispute that requires a resolution, such Channel Governance Council may be enlarged to include additional members, which such persons shall be P&L VP, CFO Leader, General Manager or Vice President of the members of the GE Group and Newco, in order to reach such resolution. This Agreement or the applicable Channel Policies shall be amended to reflect such decision, if applicable.

e.    Notwithstanding anything in this Agreement to the contrary (including, without limitation, Sections 4, 5, 7 and 8 hereof), the Channel Partners hereby agree that any action that would both (i) have the effect of adversely modifying Newco’s rights or obligations under this Agreement and (ii) qualify as a Related Party Transaction at or above the Threshold if such action was between any member of the Company Group, on the one hand, and any member of the GE Group, on the other hand, shall be treated as a Related Party Transaction at or above the Threshold and shall require the prior written approval of the Conflicts Committee or the authorized designee thereof in accordance with Section 4.5 of the Stockholders Agreement. Capitalized terms used in this Section 7(e) but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Stockholders Agreement.

9.    Expenses. Each Channel Partner will be responsible for, and will pay, all expenses incurred by such Channel Partner in connection with the performance of its obligations under this Agreement, except as expressly otherwise agreed by the Channel Partners.

10.    Intellectual Property. That certain Intellectual Property Cross-License Agreement, dated the date hereof, between GE and Baker Hughes, a GE company, LLC, as amended from time to time in accordance with the terms thereof (the “IP Cross-License Agreement”) shall govern grants of licenses to Newco of any intellectual property of GE related to the products, parts, equipment, services, technology and systems listed on Schedule D that is used by GE O&G to manufacture and sell such products, parts, equipment, services, technology and systems as of the Closing Date.

11.    Conflicts. In the event of a conflict or inconsistency between any applicable Channel Policy and the Non-Competition Agreement, to the extent any activity is permitted by the terms of the Non-Competition Agreement to be conducted by a member of the GE Group but is expressly allocated to Newco pursuant to any Channel Policy, such Channel Policy shall prevail and control to the extent of such conflict or inconsistency. In the event of any other conflict or inconsistency between this Agreement and the Non-Competition Agreement, the Non-Competition Agreement shall prevail and control in all respects, provided that only the exceptions contained in Section 2 of the Non-Competition Agreement that are set forth on Schedule E with respect to each Channel set forth thereon shall not apply in this Agreement. Notwithstanding anything contrary contained in this Agreement, the Parties acknowledge and agree that nothing in the Non-Competition Agreement shall preclude any member of the GE Group from engaging in activities prior to the termination of this Agreement, to the extent such activities are expressly permitted by the terms of this Agreement, including any amendments or modifications to any Channel Policy or any new Channel Policies (including, for avoidance of doubt, the activities allocated to the GE Group pursuant to the terms of the Power Channel).

12.    Miscellaneous. The provisions of Section 7.3 (Force Majeure) of the Stockholders Agreement are hereby incorporated into this Agreement mutatis mutandis, as if references to the Stockholders Agreement were references to this Agreement, and the provisions of Sections 5 (Remedies), 6 (Amendment; Waiver), 7 (Assignment; No Third Party Beneficiary), 8 (Dispute Resolution) and 9 (Miscellaneous) of the Non-Competition Agreement are hereby incorporated into this Agreement mutatis mutandis, as if references to the Non-Competition Agreement were references to this Agreement.

13.    Definitions. The following capitalized terms used in this Agreement shall have the meaning set forth below:

“Acquired Channel Competitor” means, with respect to any After-Acquired Business, such After-Acquired Business, or an Affiliate or a business unit thereof, as applicable, which is primarily engaged in the Channel Competing Business.

“Affiliate” shall have the meaning ascribed to it in the Stockholders Agreement.

“Channel Competing Business” means a business that is engaged in the activities allocated to the applicable Channel Buyer by the terms of the Power Channel, GE Digital Offerings Channel, Mark VIe Controls Products Upgrade Channel, O&G Products Channel or a previously established Competing Products and Services Channel pursuant to this Agreement.

“Channel Contractual Obligations” means, with respect to an Acquired Channel Competitor, the contractual obligations of the Channel Competing Business thereof that are applicable to the sale by such Competing Business of all Channel Products (and all of the related infrastructure necessary to perform such contractual obligations, including reasonably allocable cost of restructuring necessary for, and providing such infrastructure support) in order to serve third party end-user customers’ requirements with respect to all (but not less than all) of the related Channel Products.

“Channel Policies” means Schedule A, Schedule B, Schedule C and Schedule D, and any other Schedule with respect to a Channel that may become a part of this Agreement.

“Channel Products” means products, parts, equipment, services, technology and systems for use in the applicable Channel Competing Business.

“Closing” shall have the meaning ascribed to it in the Transaction Agreement.

“Closing Date” shall have the meaning ascribed to it in the Transaction Agreement.

“GE O&G” shall have the meaning ascribed to it in the Transaction Agreement.

“Group” shall have the meaning ascribed to it in the Stockholders Agreement.

“Leading Party” means the applicable member of the Newco Group or the GE Group that will market to, accept tenders and orders from, and sell to third-party end-user customers or such other parties identified on Schedule F and otherwise take responsibility for leading the customers’ accounts in accordance with this Agreement and the applicable Channel Policies. For the avoidance of doubt, no member of the GE Group shall be the Leading Party hereunder with respect to any Channel except (i) to the extent expressly set forth in the applicable Channel Policy, (ii) otherwise agreed by the Channel Partners subject to Section 8(e) of this Agreement or (iii) with respect to the Competing Products and Services Channel, to the extent GE has accepted Newco’s offer to Sell all (but not less than all) of the applicable Channel Contractual Obligations pursuant to Section 3 and such Sale has been consummated.

“Person” shall have the meaning ascribed to it in the Stockholders Agreement.

“Solution Offering” means the sale of products, parts, equipment, services, technology and systems to third party end-user customers as part of a broader equipment or service solution or system for such customer or as part of a repair, replacement, enhancement or upgrade of such broader solution or system.

“Stockholders Agreement” means that certain Stockholders Agreement, dated the date hereof, between GE and Newco (as amended, modified or supplemented from time to time in accordance with its terms).

“Subsidiary” shall have the meaning ascribed to it in the Stockholders Agreement.

“Transaction Agreement” that certain Transaction Agreement and Plan of Merger, dated October 30, 2016, among GE, Baker Hughes Incorporated, Newco and Bear MergerSub, Inc. (as amended, modified or supplemented from time to time in accordance with its terms).

“Trigger Date” shall have the meaning set forth in the Stockholders Agreement.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the Channel Partners have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL ELECTRIC COMPANY

By:	/s/ James M. Waterbury
Name:	James M. Waterbury
Title:	Vice President

BAKER HUGHES, A GE COMPANY

By:	/s/ Lee Whitley
Name:	Lee Whitley
Title:	Corporate Secretary

[Signature Page to the Channel Agreement]